Northrim BanCorp, Inc.		Exhibit 99.1
Contact:	Joe Schierhorn, Chief Financial Officer (907) 261-3308

NEWS RELEASE

Northrim BanCorp Reports Record Third Quarter Profits of $3.6 Million, or $0.56 per
Share

ANCHORAGE, AK—October 24, 2007—Northrim BanCorp, Inc. (NASDAQ: NRIM) today reported third quarter profits fueled by solid core deposit growth, strong revenue contribution from its affiliates other than its mortgage affiliate, and the year-over-year increase in net interest margin. Third quarter 2007 net income increased 5% to $3.6 million, or $0.56 per diluted share, compared to $3.5 million, or $0.53 per diluted share, in the third quarter of 2006. For the first nine months of 2007, Northrim earned $9.5 million, or $1.46 per diluted share, compared to $9.3 million, or $1.43 per diluted share, in the like period a year ago. All per share results reflect the 5% stock dividend declared on September 6, 2007, and distributed to shareholders on October 5, 2007. In addition, these calculations reflect the fact that the Company repurchased 75,000 shares of its common stock during the third quarter ended September 30, 2007.

“Continuing high prices for energy and natural resources are providing a solid base to the Alaska economy and generating steady employment growth,” said Marc Langland, Chairman, President and CEO. “Our housing market has been relatively more stable than other areas of the country because it did not have the rapid appreciation experienced in other markets. However, mortgage loan volumes are down as compared to last year. In addition, residential building permits are down 50% since last year.”

“We completed the acquisition of Alaska First Bank & Trust last week, so it did not impact our third quarter results” Langland continued. “We are delighted to add this local bank to our system and expect it will begin contributing to our earnings in 2008.”

FINANCIAL HIGHLIGHTS (at or for the three-month periods ended September 30, 2007, compared to September 30, 2006)

•	Net interest margin was 5.81% up 2 basis points from the third quarter a year ago.

•	Revenues grew 7% to $15.2 million, boosted by a 26% rise in other operating income.

•	Book value per share grew 10% to $15.87.

•	Tangible book value grew 12% to $14.82 per share.

•	Core deposits grew 5%, with money market balances up 20%.

REVIEW OF OPERATIONS

Revenue (net interest income plus noninterest income) grew 7% to $15.2 million in the third quarter of 2007, compared to $14.1 million in the third quarter of 2006. Net interest income before the provision for loan losses grew 4% to $12.4 million in the third quarter of 2007 from $11.9 million in the same quarter a year ago. Year-to-date revenue increased 9% to $44.0 million from $40.3 million in the first nine months of 2006. Net interest income before provision for loan losses grew 6% to $36.9 million in the first nine months of 2007 from $34.8 million in the first nine months of last year.

“Our High Performance Checking program helped generate strong growth in core deposits, and is a solid foundation for our above-average margin,” said Joe Schierhorn, CFO. “The recent cut in the Fed Funds rate, however, reduced our net interest margin slightly in the third quarter.” Net interest margin (net interest income as a percentage of average earning assets on a tax equivalent basis) was 5.81% in the third quarter of 2007, compared to 5.79% in the third quarter a year ago. Net interest margin for the first nine months of 2007 was 5.93% compared to 5.81% in the first nine months of 2006.

“Our provision for loan losses was $725,000 in the third quarter, which brought the year-to-date totals to $2.5 million in the first nine months of the year,” said Schierhorn. Third quarter 2007 net interest income after the provision for loan losses grew 5% to $11.7 million from $11.1 million for the third quarter a year ago. Year-to-date net interest income after provision for loan losses grew 4% to $34.4 million compared to $33.0 million in the like period of 2006.

Other operating income grew 26% in the third quarter of 2007 and 27% year-to-date reflecting the bank’s initiatives to expand the financial services it offers, directly and through affiliates. Total other operating income increased in the third quarter of 2007 to $2.8 million compared to $2.2 million in the third quarter of 2006. Year-to-date other operating income rose to $7.1 million compared to $5.6 million in the same period of 2006. Deposit account service charge income increased 77% to $873,000 in the third quarter of 2007 as compared to $494,000 for the third quarter of 2006 and 55% to $2.3 million in the first nine months of 2007 from $1.5 million a year ago, reflecting the growth in new accounts and fees associated with new services. Purchased receivable income grew 28% to $744,000 in the third quarter as compared to $579,000 in the third quarter of 2006 and 35% to $1.8 million year-to-date as compared to $1.3 million a year ago. Income from the employee benefit plan services we provide grew 18% in the third quarter of 2007 to $319,000 as compared to $271,000 in the third quarter of 2006 and 7% to $890,000 year-to-date as compared to $829,000 a year ago. ”Understandably, the mortgage affiliates’ contribution declined in the third quarter by 36% to $202,000 and was down 17% year-to-date at $390,000,” said Chris Knudson, Chief Operating Officer.

Other operating expenses rose 12% in both the third quarter and first nine months of 2007 with higher occupancy costs, compensation, and other expenses which include internet banking, training costs, and professional fees. In addition, the company incurred a $245,000 loss on one of its purchased receivable accounts in the first quarter ended March 31, 2007, that was included in other expenses. Other operating expense in the third quarter of 2007 was $8.6 million compared to $7.7 million in the third quarter a year ago. Other operating expense in the first nine months of 2007 was $26.1 million compared to $23.3 million a year ago.

“We expect our year-end operating costs to rise as we integrate the Alaska First system into ours, although we expect these cost to be quickly offset by anticipated synergies,” said Knudson. The efficiency ratio during the third quarter of 2007 was 56.14% up from 53.32% a year ago. In the first nine months of the year, the efficiency ratio was 58.76% compared to 56.96% in the first nine months of 2006. The efficiency ratio, calculated by dividing noninterest expense (excluding intangible asset amortization expense) by net interest income and noninterest income, measures overhead costs as a percentage of total revenues.

BALANCE SHEET PERFORMANCE

Total assets grew 6% to $959 million at September 30, 2007, compared to $902 million a year ago, with portfolio investments up 19%, purchased receivables up 15%, and total loans down by less than 1%.

The loan portfolio totaled $695 million at September 30, 2007, compared to $698 million at September 30, 2006. Commercial loans, which account for 43% of the portfolio, grew 2% year over year. Commercial real estate loans, which account for 31% of the portfolio, declined by 1% and construction loans, which accounted for 20% of the portfolio, dropped 6% from a year ago. “Our exposure to new construction, particularly residential, has decreased as activity in that sector has declined this year,” said Joe Beedle, Executive Vice President and Chief Lending Officer. Consumer loans, which account for 7% of the portfolio, grew 11% at September 30, 2007, compared to a year ago, as a result of the growth in overall consumer accounts.

Nonperforming assets showed a small improvement over the immediate prior quarter, although they were higher than last year at this time. “Our efforts to work with our customers to bring past due balances current helped us to reduce the balance of loans that were 90 days or more past due. A few large loans comprise the majority of nonperforming loans and these loans are well secured by real estate and other business assets,” said Beedle.

At September 30, 2007, total nonperforming assets were $9.3 million, or 0.97% of total assets, down from $10.6 million, or 1.12% at June 30, 2007 and up from $8.3 million, or 0.93% at September 30, 2006. Nonperforming loans were $8.6 million, or 1.24% of total loans at quarter end, compared to $9.9 million, or 1.41% of total loans, at June 30, 2007, and $8.3 million, or 1.20% of total loans, a year ago.

The allowance for loan losses totaled $12.1 million, or 1.74% of gross loans, at quarter end compared to $12.6 million, or 1.81% of gross loans, at September 30, 2006 and an allowance of $11.8 million, or 1.69% of gross loans, at June 30, 2007. The allowance for loan losses increased at September 30, 2007 as compared to the quarter ending June 30, 2007 as a result of continued softening in the residential construction market. Net charge-offs for the third quarter ending September 30, 2007 were 49 basis points as a percentage of total loans, compared to 58 basis points for the second quarter ending June 30, 2007 and recoveries of 3 basis points in the third quarter ending September 30, 2006.

Total deposits increased 5% to $818 million at September 30, 2007, compared to $777 million a year earlier. “Strong growth in money market deposits helped offset a decline in balances of the Alaska CD program, and the success of our High Performance Checking program contributed to solid growth in demand deposits,” said Knudson. “We expect the acquisition of Alaska First will further enhance our core deposit base.”

At September 30, 2007, money market balances account for 23% of total deposits, up from 20% a year ago. Alaska CDs, a unique and flexible certificate of deposit, also accounted for 23% of total deposits at September 30, 2007 compared to 27% a year ago. Non interest bearing demand deposits represented 25% of the deposit mix at both September 30, 2007 and September 30, 2006.

Shareholders’ equity increased 9% to $100 million, or $15.87 per share, at September 30, 2007, compared to $92 million, or $14.39 per share, at September 30, 2006. Tangible book value per share at September 30, 2007 was $14.82 compared to $13.29 at September 30, 2006. All per share calculations reflect the 5% stock dividend declared on September 6, 2007 and distributed to shareholders on October 5, 2007. In addition, these calculations reflect the fact that the Company repurchased 75,000 shares of its common stock during the third quarter ended September 30, 2007.

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, a commercial bank that provides personal and business banking services through locations in Anchorage, Eagle River, Wasilla, and Fairbanks, Alaska, and an asset based lending division in Washington. The bank differentiates itself with a “Customer First Service” philosophy. Affiliated companies include Elliott Cove Capital Management, LLC; Residential Mortgage, LLC; Northrim Benefits Group, LLC; and Pacific Wealth Advisors, LLC.

www.northrim.com

Income Statement	Quarter Ended September 30:
(Dollars in thousands, except per share data)	2007	2006	% Change

(unaudited)		(unaudited)	(unaudited)
Interest Income:
Interest and fees on loans	$16,613	$16,601	0%
Interest on portfolio investments	964	725	33%
Interest on overnight investments	893	515	73%

Total interest income	18,470	17,841	4%
Interest Expense:
Interest expense on deposits	5,581	5,486	2%
Interest expense on borrowings	477	418	14%

Total interest expense	6,058	5,904	3%

Net interest income	12,412	11,937	4%
Provision for loan losses	725	850	-15%

Net interest income after provision for loan losses	11,687	11,087	5%
Other Operating Income:
Service charges on deposit accounts	873	494	77%
Purchased receivable income	744	579	28%
Employee benefit plan income	319	271	18%
Equity in earnings from mortgage affiliate	202	317	-36%
Other income	645	542	19%

Total other operating income	2,783	2,203	26%
Other Operating Expense:
Salaries and other personnel expense	5,110	4,790	7%
Occupancy, net	695	626	11%
Equipment expense	333	325	2%
Intangible asset amortization expense	28	121	-77%
Other expense	2,393	1,799	33%

Total other operating expense	8,559	7,661	12%
Income before income taxes and minority interest	5,911	5,629	5%

Minority interest in subsidiaries	85	70	21%

Pre tax income	5,826	5,559	5%

Provision for income taxes	2,200	2,108	4%

Net income	$3,626	$3,451	5%

Basic EPS	$0.57	$0.54	6%
Diluted EPS	$0.56	$0.53	6%
Average basic shares	6,386,334	6,428,830	-1%
Average diluted shares	6,480,057	6,520,261	-1%

Income Statement	Nine Months Ended September 30:
(Dollars in thousands, except per share data)	2007	2006	% Change
Interest Income:	(unaudited)	(unaudited)	(unaudited)
Interest and fees on loans	$50,370	$48,165	5%
Interest on portfolio investments	2,949	1,851	59%
Interest on overnight investments	1,506	852	77%

Total interest income	54,825	50,868	8%
Interest Expense:
Interest expense on deposits	16,543	14,850	11%
Interest expense on borrowings	1,380	1,256	10%

Total interest expense	17,923	16,106	11%

Net interest income	36,902	34,762	6%
Provision for loan losses	2,513	1,764	42%

Net interest income after provision for loan losses	34,389	32,998	4%
Other Operating Income:
Service charges on deposit accounts	2,269	1,468	55%
Purchased receivable income	1,820	1,345	35%
Employee benefit plan income	890	829	7%
Equity in earnings from mortgage affiliate	390	472	-17%
Other income	1,746	1,468	19%

Total other operating income	7,115	5,582	27%
Other Operating Expense:
Salaries and other personnel expense	15,526	14,226	9%
Occupancy, net	2,013	1,864	8%
Equipment expense	1,040	1,023	2%
Intangible asset amortization expense	249	362	-31%
Other expense	7,287	5,865	24%

Total other operating expense	26,115	23,340	12%
Income before income taxes and minority interest	15,389	15,240	1%

Minority interest in subsidiaries	215	218	-1%

Pre tax income	15,174	15,022	1%

Provision for income taxes	5,677	5,737	-1%

Net income	$9,497	$9,285	2%

Basic EPS	$1.48	$1.45	2%
Diluted EPS	$1.46	$1.43	2%
Average basic shares	6,420,054	6,420,642	0%
Average diluted shares	6,515,894	6,580,240	-1%

Balance Sheet
(Dollars in thousands, except per share data)
September 30,		December 31,	September 30,	Annual
	2007	2006	2006	% Change

(unaudited)			(unaudited)	(unaudited)
Assets:
Cash and due from banks	$26,159	$25,565	$30,316	-14%
Overnight investments	78,443	18,717	39,778	97%
Portfolio investments	90,536	100,325	75,884	19%
Loans:
Commercial loans	297,882	287,155	293,427	2%
Commercial real estate	213,214	237,599	215,664	-1%
Construction loans	141,268	153,059	150,772	-6%
Consumer loans	45,472	42,140	41,032	11%
Other loans	113	126	309	-63%
Unearned loan fees	(3,000)	(3,023)	(3,128)	-4%

Total loans	694,949	717,056	698,076	0%
Allowance for loan losses	(12,074)	(12,125)	(12,646)	-5%

Net loans	682,875	704,931	685,430	0%
Purchased receivables, net	23,168	21,183	20,215	15%
Premises and equipment, net	13,910	12,874	11,888	17%
Goodwill and intangible assets	6,656	6,903	7,024	-5%
Other assets	37,125	35,122	31,065	20%
Total assets	$958,872	$925,620	$901,600	6%

Liabilities and Shareholders’ Equity:
Demand deposits	$208,441	$206,343	$196,466	6%
Interest-bearing demand	86,250	89,476	83,178	4%
Savings deposits	51,645	48,330	49,436	4%
Alaska CDs	187,765	207,492	209,290	-10%
Money market deposits	187,448	157,345	156,564	20%
Time deposits	96,060	85,918	81,853	17%

Total deposits	817,609	794,904	776,787	5%
Borrowings	12,698	6,502	5,767	120%
Junior subordinated debentures	18,558	18,558	18,558	0%
Other liabilities	9,703	10,209	8,218	18%

Total liabilities	858,568	830,173	809,330	6%
Minority interest in subsidiaries	29	29	27	7%
Shareholders’ equity	100,275	95,418	92,243	9%
Total liabilities and equity	$958,872	$925,620	$901,600	6%

Financial Ratios and Other Data
(Dollars in thousands, except per share data)
September 30,		December 31,	September 30,
	2007	2006	2006

(unaudited)		(unaudited)	(unaudited)
Asset Quality:
Non accrual loans	$5,666	$5,176	$5,532
Loans 90 days past due	2,917	708	2,811
Restructured loans	17	748	—

Total non-performing loans	8,600	6,632	8,343
Other real estate owned	717	717	—
Total non-performing assets	$9,317	$7,349	$8,343

Non-performing loans / portfolio loans	1.24%	0.92%	1.20%
Non-performing assets / assets	0.97%	0.79%	0.93%
Allowance for loan losses / portfolio loans	1.74%	1.69%	1.81%
Allowance / non-performing loans	140.40%	182.83%	151.58%
Loan (recoveries) charge-offs, net for the quarter	$492	$1,322	($215)
Loan (recoveries) charge-offs, net year-to-date	$2,564	$1,145	($176)
Net loan (recoveries) charge-offs / average loans,	0.49%	0.16%	-0.03%
annualized
Capital Data (At quarter end):
Book value per share	$15.87	$14.87	$14.39
Tangible book value per share	$14.82	$13.80	$13.29
Tier 1 / Risk Adjusted Assets	13.33%	12.95%	12.84%
Total Capital / Risk Adjusted Assets	14.58%	14.21%	14.09%
Tier 1 /Average Assets	11.89%	11.71%	11.57%
Shares outstanding	6,317,268	6,414,976	6,410,155
Unrealized gain (loss) on AFS securities, net of	$3	($287)	($341)
income taxes
Profitability Ratios (For the quarter):
Net interest margin (tax equivalent)	5.81%	6.11%	5.79%
Efficiency ratio*	56.14%	53.30%	53.32%
Return on average assets	1.52%	1.60%	1.52%
Return on average equity	14.32%	15.55%	15.02%
Profitability Ratios (Year-to-date):
Net interest margin (tax equivalent)	5.93%	5.89%	5.81%
Efficiency ratio*	58.76%	55.97%	56.96%
Return on average assets	1.37%	1.46%	1.41%
Return on average equity	12.89%	14.45%	14.05%
*excludes intangible asset amortization expense

Average Balances
(Dollars in thousands, except per share data)
September 30,		December 31,	September 30,	Annual
	2007	2006	2006	% Change

(unaudited)		(unaudited)	(unaudited)	(unaudited)
Average Quarter Balances
Loans	$698,570	$703,678	$710,157	-2%
Total earning assets	850,285	831,314	821,660	3%
Total assets	944,176	917,559	900,562	5%
Non-interest bearing deposits	199,845	198,193	192,399	4%
Interest bearing deposits	601,787	590,184	585,758	3%
Total deposits	801,632	788,377	778,157	3%
Shareholders’ equity	100,481	94,149	91,128	10%
Average Year-to-date Balances
Loans	$711,148	$712,130	$714,978	-1%
Total earning assets	834,990	810,946	804,082	4%
Total assets	924,092	888,697	878,970	5%
Non-interest bearing deposits	190,573	185,959	181,835	5%
Interest bearing deposits	594,312	579,569	575,992	3%
Total deposits	784,885	765,528	757,827	4%
Shareholders’ equity	98,523	89,797	88,330	12%

This release may contain “forward-looking statements” that are subject to risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements.  When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim or management, are intended to help identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct.  Forward-looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements.  These risks and uncertainties include our ability to maintain or expand our market share or net interest margins, and to implement our marketing and growth strategies.  Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy as those factors relate to our cost of funds and return on assets.  In addition, there are risks inherent in the banking industry relating to collectibility of loans and changes in interest rates.  Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in our other filings with the SEC.  However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations.

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